Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MicroStrategy Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-197645) of MicroStrategy Incorporated of our reports dated February 10, 2017, with respect to the consolidated balance sheets of MicroStrategy Incorporated as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of MicroStrategy Incorporated.

/s/ KPMG LLP

McLean, Virginia

February 10, 2017